Exhibit 99.1

PRIMERICA REPORTS SECOND QUARTER 2013 RESULTS

Life insurance sales force increased to 92,227

10% growth in Investment and Savings Products (ISP) sales

35,000 attendees at biennial convention in June

Diluted EPS of $0.74 and diluted operating EPS of $0.71

14.2% net income return on stockholders’ equity and 14.6% net operating income return on adjusted stockholders’ equity

Duluth, GA, August 6, 2013 – Primerica, Inc. (NYSE: PRI) announced today financial results for the quarter ended June 30, 2013.  Total revenues were $312.3 million in the second quarter of 2013 and net income was $43.5 million, or $0.74 per diluted share.

In the second quarter of 2013 operating revenues increased by 4% to $308.8 million compared with $296.2 million in the second quarter of 2012, driven by strong Investment and Savings Products performance and growth in Term Life net premium, partially offset by lower net investment income.  Net operating income was $41.4 million in the second quarter of 2013 compared with $45.5 million in the prior year period, while net operating income of $0.71 per diluted share remained consistent with the second quarter of 2012 partially due to the retirement of $155 million of Primerica common stock and warrants.  Net operating income was negatively impacted by higher expenses related to the move to our new headquarters as well as legal fees and expenses.  Net income return on stockholders’ equity (ROE) was strong at 14.2% (14.6% on a net operating income and adjusted stockholders’ equity (ROAE) basis) for the quarter ended June 30, 2013.

Rick Williams, Chairman of the Board and Co-Chief Executive Officer said, “Second quarter results reflect our focus on driving long-term, organic growth as well as share repurchases.  Enhancements made to our Investment and Savings Products business continued to gain traction with a 10% increase in ISP sales in the second quarter. Our $155 million retirement of shares and warrants in June was accretive to earnings per share and drove ROAE to 14.6%.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer said, “We feel good about the growth in the size of the sales force and the growth in ISP sales we achieved in the second quarter as we prepared for our convention in mid-June.  The excitement generated by the incentives, technology and product enhancements launched at the convention should build on this momentum to generate growth in the second half of 2013.”

Distribution Results

•
Primerica’s biennial convention at the Georgia Dome in June was attended by approximately 35,000 people from the United States, Canada and Puerto Rico.  Sales representatives attended workshops, exhibits and general sessions where they received training and learned about product enhancements and technology initiatives.

•
In the second quarter, recruiting of new representatives increased 3% to 50,358 compared with the year ago period and was 9% higher than the first quarter of 2013.  The size of our life-licensed sales force grew to 92,227 at June 30, 2013 from 90,868 at June 30, 2012 and 90,917 at March 31, 2013.  Sequentially, the life-licensed sales force growth was driven by fewer license non-renewals and a 24% increase in new life insurance licenses to 8,875 compared with the seasonally lower first quarter.

•
Term life insurance policies issued in the second quarter declined 5% from the second quarter of 2012 and increased 14% from the first quarter of 2013 largely reflecting typical seasonality.  Productivity in the second quarter of .21 policies per life licensed representative per month was slightly lower than .22 in the year ago period and higher than .18 in the first quarter of 2013.

•
Year-over-year Investment and Savings Products sales grew 10% to $1.32 billion compared with second quarter of 2012, primarily reflecting a 23% or $133.0 million increase in retail mutual funds sales.  Variable annuity sales growth experienced downward pressure compared to the second quarter a year ago when sales benefitted from an elevated level of clients transferring their older variable annuity contracts to current products.  Sequentially, ISP sales were consistent with the strong first quarter of 2013.  Client asset values increased 14% to $40.17 billion at June 30, 2013 relative to a year ago and were up 1% from the end of the first quarter, primarily reflecting strong U.S. market performance, partially offset by weaker performance in Canadian markets.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products. Results for the segments are shown below.

	Actual			Operating (1)
	Q2 2013	Q2 2012	% Change	Q2 2013	Q2 2012	% Change
Revenues:	($ in thousands)			($ in thousands)
Term Life Insurance (2)	$169,182	$162,159	4%	$169,182	$162,159	4%
Investment and Savings Products	113,361	102,967	10%	113,361	102,967	10%
Corporate and Other Distributed Products (2)	29,764	35,399	-16%	26,296	31,078	-15%
Total revenues	$312,307	$300,525	4%	$308,839	$296,204	4%

Income (loss) before income taxes:
Term Life Insurance (2)	$51,897	$51,151	1%	$51,897	$51,151	1%
Investment and Savings Products	27,488	29,444	-7%	27,488	29,444	-7%
Corporate and Other Distributed Products (2)	(11,939)	(8,674)	-38%	(15,232)	(9,803)	-55%
Total income before income taxes	$67,446	$71,921	-6%	$64,153	$70,792	-9%

(1) See the Non-GAAP Financial Measures section and the segment Operating Results Reconcilations at the end of this release for additional information.

(2) In the second quarter of 2013, Primerica began classifying the deposit asset underlying the 10% reinsurance agreement with Citigroup, Inc. (Citigroup), as well as its related mark-to-market adjustments, within the Corporate and Other Distributed Products segment instead of within the Term Life Insurance segment.  All prior periods have been adjusted to consistently reflect this revision.  These adjustments include the reclassification of Net Investment Income/(Loss) from the Term Life Insurance Segment to the Corporate and Other Distributed Products Segment of $(1,061) in 2013 and $574 in 2012.  The change does not impact our consolidated financial statements.

Term Life Insurance.  In the second quarter of 2013, Term Life operating revenues increased 4% to $169.2 million and operating income before income taxes increased 1% to $51.9 million compared with the same period a year ago.  Excluding the reprocessing of certain reinsurance transactions in the second quarter of 2012 which did not significantly impact operating income, net premiums increased by 10%, while benefits and claims increased 14%.  Incurred claims were in line with historical experience but higher than the favorable results in the second quarter of 2012.  Policy persistency generally improved versus the prior year period.  Expenses increased in the second quarter reflecting premium-related growth, higher employee-related expenses and occupancy expenses associated with our new headquarters.

Sequentially, operating income before income taxes increased 15% reflecting continued growth in net premiums as well as seasonally higher persistency compared with the first quarter.  Incurred claims were lower while insurance expenses were in line with the first quarter of 2013.

Investment and Savings Products.  In the second quarter, operating revenues increased 10% to $113.4 million and operating income before income taxes declined by $2.0 million to $27.5 million compared with the second quarter of 2012.  Results in the quarter reflect strong sales and higher average client asset values, offset by $3.3 million of legal fees and expenses associated with a series of arbitration hearings which impacted net operating earnings per diluted share by $0.04.  Canadian market performance negatively impacted Canadian segregated fund client asset values, resulting in a $1.0 million increase of DAC amortization during the period.

Sequentially, operating income before income taxes increased 4% compared with the first quarter of 2013 primarily reflecting growth in average client assets and higher sales-based revenue largely due to the mix of product sales, partially offset by an increase in Canadian segregated fund DAC amortization in the second quarter.

Corporate and Other Distributed Products.  Operating revenues of $26.3 million were 15% lower and operating losses before income taxes grew by $5.4 million compared with the second quarter of 2012. Segment results reflect a $3.4 million decline in allocated net investment income related to a higher allocation to the Term Life segment as well as a lower yield on invested assets.  Also contributing to this decline in net investment income was a negative return on the deposit asset backing the 10% reinsurance agreement with Citigroup, due to the impact of sharply rising interest rates on bond values.  For the quarter ended June 30, 2013, the return on the deposit asset was a loss of $1.1 million, compared to a $0.6 million gain in the year ago period.  The periodic market return on this deposit asset is reflected in net investment income. Segment results also reflect $1.6 million of one-time expenses related to the move to our new headquarters offset by favorable claims experience in the non-term insurance products underwritten by our New York subsidiary.

Taxes

Our effective income tax rate for the second quarter of 2013 was 35.5% compared with 35.8% in the prior year period and 35.5% in the first quarter of 2013.

Capital and Liquidity

As of June 30, 2013, our investments and cash totaled $1.88 billion compared with $2.12 billion as of March 31, 2013.  Our invested asset portfolio had a net unrealized gain of $112.8 million (net of unrealized losses of $15.7 million) at June 30, 2013, down from a net unrealized gain of $175.4 million (net of unrealized losses of $4.2 million) at March 31, 2013, reflecting the increase in interest rates and credit spreads during the quarter.  Net realized gains for the quarter were $3.5 million.

Following the retirement of $155 million of Primerica common stock and warrants in June and reflecting the decrease in unrealized gains on the invested asset portfolio, our debt-to-capital ratio increased from 22.3% at the end of the first quarter to 24.6% as of June 30, 2013.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be in excess of 480% as of June 30, 2013.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present operating revenues, operating income before income taxes, net operating income and adjusted stockholders’ equity.  Operating revenues, operating income before income taxes and net operating income exclude the impact of realized investment gains and losses for all periods presented. Operating income before income taxes and net operating income exclude the expense associated with our IPO-related equity awards for all periods presented.  Adjusted stockholders' equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented.  Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Wednesday, August 7, 2013 at 9:00 am EDT, to discuss second quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; heightened standards of conduct or more stringent licensing requirements for our sales representatives; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured more than 4 million lives and have over 2 million client investment accounts at December 31, 2012. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

Media Contact:
Mark L. Supic
470-564-6329
Email: mark.supic@primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Balance Sheets

	June 30,	December 31,
	2013 (1)	2012
	(In thousands)
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$1,682,121	$1,887,014
Equity securities available for sale, at fair value	37,725	37,147
Trading securities, at fair value	12,359	7,762
Policy loans and other invested assets	25,784	24,613
Total investments	1,757,989	1,956,536
Cash and cash equivalents	118,087	112,216
Accrued investment income	18,256	19,540
Due from reinsurers	3,993,258	4,005,194
Deferred policy acquisition costs	1,133,542	1,066,422
Premiums and other receivables	181,317	170,656
Intangible assets	69,654	69,816
Income taxes	26,047	17,256
Other assets	271,535	302,126
Separate account assets	2,435,740	2,618,115
Total assets	$10,005,425	$10,337,877

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$4,943,743	$4,850,488
Unearned premiums	7,689	6,056
Policy claims and other benefits payable	238,967	254,533
Other policyholders' funds	337,931	345,721
Notes payable	374,457	374,433
Income taxes	89,713	114,611
Other liabilities	344,649	358,577
Payable under securities lending	86,272	139,927
Separate account liabilities	2,435,740	2,618,115
Total liabilities	8,859,161	9,062,461

Stockholders' equity:
Common stock	545	564
Paid-in capital	456,050	602,269
Retained earnings	572,714	503,173
Accumulated other comprehensive income, net of income tax	116,955	169,410
Total stockholders' equity	1,146,264	1,275,416
Total liabilities and stockholders' equity	$10,005,425	$10,337,877

(1) Unaudited

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Statements of Income
(Unaudited)

	Three months ended June 30,
	2013	2012
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$577,208	$570,073
Ceded premiums	(417,450)	(415,815)
Net premiums	159,758	154,258
Commissions and fees	116,857	106,759
Net investment income	21,027	23,605
Realized investment gains (losses), including OTTI	3,468	4,321
Other, net	11,197	11,582
Total revenues	312,307	300,525

Benefits and expenses:
Benefits and claims	69,770	68,925
Amortization of deferred policy acquisition costs	30,112	28,205
Sales commissions	57,638	51,475
Insurance expenses	28,094	24,589
Insurance commissions	5,424	6,458
Interest expense	8,793	8,506
Other operating expenses	45,030	40,446
Total benefits and expenses	244,861	228,604
Income before income taxes	67,446	71,921
Income taxes	23,956	25,741
Net income	$43,490	$46,180

Earnings per share:
Basic	$0.76	$0.73
Diluted	$0.74	$0.72

Shares used in computing earnings per share:
Basic	56,511	61,531
Diluted	57,849	62,687

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended June 30,
	2013	2012	% Change
Operating revenues	$308,839	$296,204	4%
Realized investment gains (losses), including OTTI	3,468	4,321
Total revenues	$312,307	$300,525	4%

Operating income before income taxes	$64,153	$70,792	-9%
Realized investment gains (losses), including OTTI	3,468	4,321
Other operating expense - equity awards	(175)	(3,192)
Income before income taxes	$67,446	$71,921	-6%

Net operating income	$41,367	$45,455	-9%
Realized investment gains (losses), including OTTI	3,468	4,321
Other operating expense - equity awards	(175)	(3,192)
Tax impact of reconciling items	(1,170)	(404)
Net income	$43,490	$46,180	-6%

Diluted operating earnings per share (1)	$0.71	$0.71	0%
lNet after-tax impact of operating adjustments	0.03	0.01
Diluted earnings per share (1)	$0.74	$0.72	3%

(1) Percentage change in earnings per share is calculated prior to rounding per share amounts.

             CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2013	2012
Operating revenues	$26,296	$31,078
Realized investment gains (losses), including OTTI	3,468	4,321
Total revenues	$29,764	$35,399

Operating loss before income taxes	$(15,232)	$(9,803)
Realized investment gains (losses), including OTTI	3,468	4,321
Other operating expense - equity awards	(175)	(3,192)
Loss before income taxes	$(11,939)	$(8,674)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

June 30, 2013
Adjusted stockholders' equity	$1,072,467
Unrealized net investment gains recorded in stockholders' equity, net of income tax	73,797
Stockholders' equity	$1,146,264